EXHIBIT 99.1


                                              Contact:             Mitch Francis
                                                               Cinema Ride, Inc.
                                                                    818/761-1002

For Immediate Release

                    Cinema Ride, Inc. Announces Ruling In Its
                            Tickets2Nite, LLC Lawsuit

STUDIO CITY, CALIFORNIA. October 8, 2003 -- Cinema Ride, Inc. (the "Company") (Pink Sheets: MOVE) announced that the District Court of Clark County, Nevada has rendered its Decision and Order in the case of Cinema Ride, Inc. (Plaintiff) verses Entasis and Hal Kolker (Defendants) regarding the parties' ownership and management rights and obligations of Tickets2Nite, LLC.

Tickets2Nite, LLC is a company formed for the purpose of selling same day half-price tickets in Las Vegas, Nevada. Tickets2Nite, LLC is owned by the Company and Entasis. Earlier this year, the Company initiated an action against the defendants. The Court found that the Tickets2Nite Operating Agreement is valid, clear and unambiguous; that although Mr. Kolker asserted many defenses to the validity of the operating agreement, they are without merit; and that Mr. Kolker breached the operating agreement by not funding his portion of the capital contribution pursuant to the agreement. Further, with regard to the Defendant's (Kolker's) counterclaims, the Court found for the Plaintiff (Cinema Ride, Inc.) on all counts.

The Company is very pleased to be vindicated in District Court in this lawsuit. Mitch Francis, CEO of the Company, said "This closes a significant chapter in this litigation and will allow us to expeditiously move forward with our business of selling same day half-price tickets in Las Vegas."

The Court ruled that the parties are unable to operate the business together pursuant to the Operating Agreement, and therefore ruled that the limited liability company be dissolved.

Cinema Ride has taken exception to this dissolution ruling and has filed a Motion to Amend Decision and Order and a Motion for Attorney's Fees and Costs. The motion requests that the Court either expel Mr. Kolker from the existing limited liability company, or reduce his percentage interest commensurate with his capital contribution, leaving Cinema Ride in control of the entity as it has been since February of this year pursuant to the Preliminary Injunction against the Defendant (Kolker). These Motions are scheduled to be heard on Wednesday, October 15, 2003.

Cautionary   Statement  Pursuant  to  Safe  Harbor  Provisions  of  the  Private
Securities Litigation Reform Act of 1995:

This news release contains "forward-looking" statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The forward-looking statements in this news release are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the statements contained herein. The Company undertakes no obligations to revise or update any forward-looking statements contained herein in order to reflect events or circumstances that may arise after the date of this news release.

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